Exhibit 99.(n)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-2 of PGIM Private Credit Fund of our report dated February 24, 2023 relating to the financial statements of PGIM Private Credit Fund, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York
April 4, 2023